UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20459

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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[X]      Preliminary Information Statement
[   ]      Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[   ]      Definitive Information Statement

WORLD RACING GROUP, INC.
(Name of Registrant as Specified in its Charter)

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WORLD RACING GROUP, INC.

7575-D WEST WINDS BLVD.

CONCORD, N.C. 28927

(704) 795-7223

March __, 2009

Dear Stockholders of World Racing Group, Inc.:

         This Information Statement is being furnished to you, as a holder of common stock, par value $0.0001 ("Common Stock"), of World Racing Group, Inc., a Delaware corporation (the "Company" or "we"), on February 13, 2009, to inform you of (i) the approval on February __, 2009 of resolutions by our Board of Directors (the "Board") proposing amendments to our Certificate of Incorporation (the "Certificate of Incorporation") to effect a reverse stock split of our Common Stock (the "Reverse Stock Split") and (ii) our receipt of written consents dated February 16, 2009, approving such amendments by stockholders holding 54.1% of the voting power of all of our stockholders entitled to vote on the matter as of February 13, 2009 (the "Record Date"). The resolutions adopted by the Board and the written consents of the stockholders give us the authority to file a Certificate of Amendment to the Certificate of Incorporation (the "Certificate of Amendment").  As a result of the Reverse Stock Split, as described in more detail below, stockholders owning fewer than 101 shares of our Common Stock will be cashed out at a price of $0.10 per pre-split share.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

         This Information Statement is dated March __, 2009 and is first being mailed to our stockholders on or about March __, 2009.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE TRANSACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         All necessary corporate approvals in connection with the Reverse Stock Split have been obtained. This Information Statement is being furnished to all of our stockholders pursuant to Section 14(c) of the Exchange Act, the rules promulgated thereunder and the provisions of the Delaware General Corporation Law, solely for the purpose of informing stockholders of the Reverse Stock Split before it takes effect.

        This Information Statement shall serve as notice to our stockholders who did not consent to action of our stockholders taken without a meeting, pursuant to Section 228(e) of the Delaware General Corporation Law.

Sincerely,

Brian M. Carter
Chief Executive Officer

-i-

WORLD RACING GROUP, INC.

7575-D WEST WINDS BLVD.

CONCORD, N.C. 28927

(704) 795-7223

INFORMATION STATEMENT

         This Information Statement is being furnished to you, as a holder of common stock, par value $0.0001 ("Common Stock"), of World Racing Group, Inc., a Delaware corporation (the "Company" or "we"), on February 13, 2009, to inform you of (i) the approval on February 13, 2009 of resolutions by our Board of Directors (the "Board") proposing amendments to our Certificate of Incorporation (the "Certificate of Incorporation") to effect a reverse stock split of our Common Stock (the "Reverse Stock Split") and (ii) our receipt of written consents dated February 16, 2009, approving such amendments by stockholders holding 54.1% of the voting power of all of our stockholders entitled to vote on the matter as of February 13, 2009 (the "Record Date"). The resolutions adopted by the Board and the written consents of the stockholders give us the authority to file a Certificate of Amendment to the Certificate of Incorporation (the "Certificate of Amendment"). The Certificate of Amendment shall be filed with the Secretary of State of the State of Delaware on or after the expiration of 20 calendar days following the date this Information Statement is first mailed to our stockholders and will become effective immediately thereafter (the "Effective Date"). As a result of the Reverse Stock Split, as described in more detail below, stockholders owning fewer than 101 shares of our Common Stock will be cashed out at a price of $0.10 per pre-split share.

         Although the Reverse Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse Stock Split is in the best interests of the Company.

         The intended effect of the Reverse Stock Split is to reduce the number of record holders of our Common Stock to fewer than 300 so that we will be eligible to terminate the public registration of our Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Provided that the Reverse Stock Split has the intended effect, we will file to deregister our Common Stock with the Securities and Exchange Commission (the "Commission") and to terminate the listing of shares of our Common Stock on the Over the Counter (“OTC”) Bulletin Board.  In such case, we will no longer be required to file periodic reports with the Commission.

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is dated March __, 2009 and is first being mailed to our stockholders on or about March __, 2009.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS: APPROVED OR DISAPPROVED OF THE TRANSACTION; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         All necessary corporate approvals in connection with the Reverse Stock Split have been obtained. This Information Statement is being furnished to all of our stockholders pursuant to Section 14(c) of the Exchange Act, the rules promulgated thereunder and the provisions of the Delaware General Corporation Law, solely for the purpose of informing stockholders of the Reverse Stock Split before it takes effect.

         This Information Statement shall serve as notice to our stockholders who did not consent to action of our stockholders taken without a meeting, pursuant to Section 228(e) of the Delaware General Corporation Law.

         Pursuant to the Reverse Stock Split, each 101 shares of Common Stock registered in the name of a stockholder immediately prior to the effective time of the Reverse Stock Split will be converted into one share of Common Stock.  Interests in fractional shares owned by stockholders owning fewer than 101 shares of Common Stock, whose shares of Common Stock would be converted into less than one share in the Reverse Stock Split, will instead be converted into the right to receive a cash payment of $.10 per share owned by such stockholders prior to the Reverse Stock Split.

         We intend for the Reverse Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse Stock Split for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees. Stockholders may continue to sell their shares of the Company's Common Stock on the OTC Bulletin Board until the Effective Date, which is the twentieth (20th) calendar day following the date this Information Statement is first mailed to our stockholders.

         As soon as practicable after the Effective Date, Mountain Share Transfer, our exchange agent (the “Exchange Agent”), will send all stockholders with stock certificates representing rights to receive cash payments a letter of transmittal to be used to transmit Common Stock certificates to the Exchange Agent. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal and accompanying stock certificate(s) to the Exchange Agent, each stockholder entitled to receive payment will receive a check for such stockholder's stock. In the event we are unable to locate certain stockholders or if a stockholder fails properly to complete, execute and return the letter of transmittal and accompanying stock certificate to the Exchange Agent, any funds payable to such holders pursuant to the Reverse Stock Split will be held in escrow until a proper claim is made, subject to applicable abandoned property laws.

SUMMARY TERM SHEET

         The following is a summary of the material terms of the proposed Certificate of Amendment and the Reverse Stock Split.

         This Information Statement contains a more detailed description of the terms of the proposed Certificate of Amendment and the Reverse Stock Split. We encourage you to read the entire Information Statement and the  documents attached as an annex to this Information Statement carefully.

•
The Board has authorized a 1-for-101 Reverse Stock Split.   See also the information under the captions "Special Factors - Reasons for and Purposes of the Reverse Stock Split" and "Recommendation of the Board; Fairness of the Reverse Stock Split" in this Information Statement.

•
The Board has determined that the Reverse Stock Split is fair to and in the best interest of all of our unaffiliated stockholders including those stockholders owning shares being cashed out pursuant to the Reverse Stock Split and those who will retain an equity interest in our Company subsequent to the consummation of the Reverse Stock Split. See also the information under the caption "Recommendation of the Board; Fairness of the Reverse Stock Split" in this Information Statement.

•
Certain executive officers have voted, or caused to be voted, all shares which they directly or indirectly control in favor of the Reverse Stock Split. The shares of issued and outstanding Common Stock held by our directors and executive officers represent approximately 1.41% of our voting power. See also the information under the caption "Description of the Reverse Stock Split – Vote Required" in this Information Statement.

•
When the Reverse Stock Split becomes effective, if you hold fewer than 101 shares of Common Stock, you will receive a cash payment of $0.10 per pre-split share. Additionally, as the Company will not be issuing fractional shares, you will also receive a cash payment of $0.10 per pre-split share if your pre-split holdings would not result in the issuance of whole shares.  For example, assuming you owned 200 pre-split shares, you would be issued one share of Common Stock, and $0.10 for each pre-split share that otherwise would have resulted in a fractional share, or $9.90.  As soon as practicable after the Effective Date, you will be notified and asked to surrender your stock certificates to the Exchange Agent. Upon receipt of your stock certificates by the Exchange Agent, you will receive your cash payment. See also the information under the caption "Description of the Reverse Stock Split - Exchange of Certificates for Cash Payment or Shares" in this Information Statement.

•
The Reverse Stock Split is not expected to affect our current business plan or operations, except for the anticipated cost and management time savings associated with termination of our obligations as a public company. See also the information under the captions "Special Factors - Effects of the Reverse Stock Split”, "Special Factors - Financial Effect of the Reverse Stock Split" and "Conduct of the Company's Business After the Reverse Stock Split" in this Information Statement.

•
When the Reverse Stock Split becomes effective, we will be eligible to cease filing periodic reports with the Commission and we intend to cease public registration and terminate the listing of our Common Stock on the OTC Bulletin Board. Once we cease public registration and terminate the listing of our Common Stock, our stockholders will not be provided with periodic or other reports regarding the Company. See also the information under the captions "Special Factors - Reasons for and Purposes of the Reverse Stock Split" and "Recommendation of the Board; Fairness of the Reverse Stock Split" in this Information Statement.

•
Neither the Company nor the Board, nor any committee of the Board, has solicited or obtained any appraisal, report or opinion by any outside party regarding the fairness of the Reverse Stock Split.  The Board chose not to retain the services of an independent advisor because it believes the cost of such services would be excessive relative to the size and cost of the Reverse Stock Split. See also the information under the caption "Special Factors -- Fairness of the Reverse Stock Split to Stockholders – Absence of a Fairness Opinion" in this Information Statement.

•
For those stockholders who receive a cash payment in the Reverse Stock Split and cease to hold, either directly or indirectly, shares of post-split Common Stock, you will need to recognize a gain or loss for federal income tax purposes for the difference between the amount of cash received and the aggregate tax basis in your shares of Common Stock. For those stockholders who retain Common Stock incident to the Reverse Stock Split, you will not recognize any gain or loss for federal income tax purposes. See also the information under the caption "Special Factors - Federal Income Tax Consequences of the Reverse Stock Split" in this Information Statement. You are urged to consult with your own tax advisor regarding the tax consequences of the Reverse Stock Split in light of your own particular circumstances.

•
You are not entitled to appraisal rights under either our governance documents or the Delaware General Corporation Law. See also the information under the caption "Description of the Reverse Stock Split - Appraisal Rights" in this Information Statement.

•
We currently anticipate having the financial resources to complete the Reverse Stock Split, the costs of which we anticipate to be approximately $58,000, which includes $8,000, which is the approximate cost to satisfy the Company’s obligation to pay cash for each fractional share resulting from the Reverse Stock Split.

QUESTIONS AND ANSWERS ABOUT THE REVERSE STOCK SPLIT

         The following questions and answers briefly address some commonly asked questions about the Reverse Stock Split that are not addressed in the "Summary Term Sheet." They may not include all the information that is important to you. We urge you to read carefully this entire Information Statement, including our financial statements and the annex attached hereto.

Q:   What are some of the advantages of the Reverse Stock Split?

A:   Our Board believes that the Reverse Stock Split will have, among others, the following advantages:

•
we will terminate the registration of our Common Stock under the Exchange Act, which will eliminate the significant tangible and intangible costs of our being a public company, with tangible cost savings of an estimated $300,000 annually;

•	we will be able to reduce the expense associated with maintaining stockholder accounts for numerous stockholders with small accounts;

•	we will be able to achieve the overhead reduction associated with the Reverse Stock Split without negatively affecting our business operations;

•	our senior management will be able to focus their efforts solely on operations without having the burden of addressing issues relating to being a publicly held company;

•
we will be able to provide complete liquidity for the relatively large number of unaffiliated stockholders holding fewer than 101 shares where liquidity has been extremely limited in the public market, and we will be able to do so through a transaction in which such unaffiliated stockholders generally will be eligible to receive capital gains tax treatment for their proceeds and avoid paying brokerage commissions and fees.  See also information under the caption "Special Factors - Reasons for and Purposes of the Reverse Stock Split" in this Information Statement; and

•	we will be able to more successfully compete for sponsorship, advertising and other revenue generating opportunities as a private company.

Q:   What are some of the disadvantages of the Reverse Stock Split?

A:   Our Board believes that the Reverse Stock Split will have, among others, the following disadvantages:

•
stockholders owning fewer than 101 shares of our Common Stock will not have an opportunity to liquidate their shares at a time and for a price of their choosing; instead, they will be cashed out, will no longer be stockholders of our Company and will not have the opportunity to participate in or benefit from any future potential appreciation in the value of our Common Stock;

•	the public market for shares of our Common Stock, which has been extremely limited to date, will cease to exist;

•
stockholders holding our Common Stock following the Reverse Stock Split will no longer have readily available to them the legally mandated information regarding our operations and results that is currently available in our filings with the Commission;

•
the elimination of the trading market for our Common Stock may result in us having less flexibility in attracting and retaining executives and employees since equity-based incentives (such as stock options) tend to be less valuable in a private company; and

•
it will be more difficult for us to access the public equity markets.  See also information under the captions "Special Factors - Effects of the Reverse Stock Split," "Special Factors - Financial Effect of the Reverse Stock Split" and "Recommendation of the Board; Fairness of the Reverse Stock Split" in this Information Statement.

Q:   What are some of the factors that the Board considered in approving the Reverse Stock Split?

A:   The Board considered several factors in approving the Reverse Stock Split. Importantly, the Board considered the relative advantages and disadvantages discussed above and under the captions "Special Factors -Reasons for and Purposes of the Reverse Stock Split," "Special Factors - Strategic Alternatives Considered," “Special Factors - Background of the Reverse Stock Split" and "Special Factors - Effects of the Reverse Stock Split" in this Information Statement. The Board also considered numerous other factors, including:

•
the Board's discussions and conclusions about the fairness of the price of $0.10 per pre-split share of Common Stock  to be paid following the Reverse Stock Split to our stockholders owning fewer than 101 shares;

•	the projected tangible and intangible cost savings to us by terminating our status as a public company;

•
that attempts by our stockholders to achieve liquidity in the public trading market have been frustrated due to the low average daily trading volume of our Common Stock on the OTC Bulletin Board as only a small number of shares could be sold on the OTC Bulletin Board without risking a significant decrease in the trading price.  See also information under the captions "Special Factors -- Fairness of the Reverse Stock Split to Stockholders" and "Recommendation of the Board; Fairness of the Reverse Stock Split" in this Information Statement; and

•	the Board’s discussion and conclusion that terminating its status as a publicly held corporation will allow management to focus on operations to a greater extent than it is currently able.

Q:   What are the interests of directors and executive officers in the Reverse Stock Split?

A:   As a result of the Reverse Stock Split, our directors and executive officers, collectively, will beneficially own 1.41% of our common stock, or approximately the same amount that such directors and executive officers owned prior to the Reverse Stock Split.  See also information under the captions "Special Factors - Effects of the Reverse Stock Split" and "Special Factors – Potential Disadvantages of the Reverse Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders" in this Information Statement. See also information under the captions "Special Factors - Financial Effect of the Reverse Stock Split" and "Costs of the Reverse Stock Split" in this Information Statement.

Q:   How will I be affected if I own more than 101 shares of Common Stock?

A:   You will receive one share of Common Stock for each 101 shares owned by you, and $0.10 for each pre-split share that otherwise would have resulted in a fractional share.  For example, if you owned 500 shares of Common Stock, you would receive four shares of Common Stock upon consummation of the Reverse Stock Split, and $9.60 representing the value of 96 pre-split shares times $0.10 per share.

Q:   Will I be entitled to vote on the Reverse Stock Split?

A:   No.  We have received the written consent of stockholders holding in aggregate __% of the issued and outstanding shares of Common Stock. No special meeting of stockholders is required under Delaware law, because the requisite vote for adoption of the Reverse Stock Split has been obtained and the vote of other stockholders is not necessary.

Q:   Will I be entitled to appraisal rights if I object to the Reverse Stock Split?

A:  No.  You are not entitled to appraisal rights under either our governance documents or the Delaware General Corporation Law. See also the information under the caption "Description of the Reverse Stock Split - Appraisal Rights" in this Information Statement.

Our Common Stock trades on the OTC Bulletin Board under the symbol "WRGI.OB." The following is a schedule of the reported high and low closing bid quotations per share for our Common Stock during the period from January 1, 2007  through March __, 2009, all of which quotations represent prices between dealers, do not include retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

                    Bid Quotations (rounded to nearest cent)

2009	High	Low
1st Quarter	$-	$-
2008
4th Quarter	$0.10	$0.02
3rd Quarter	$0.15	$0.03
2nd Quarter	$0.40	$0.10
1st Quarter	$0.52	$0.22
2007
4th Quarter	$0.85	$0.30
3rd Quarter	$1.25	$0.40
2nd Quarter	$2.05	$0.86
1st Quarter	$2.57	$1.62

         The source of the foregoing quotations was www.yahoo.com/finance and www. nasdaq.com.

         Since inception, we have not paid any cash dividends to our stockholders. Any future declaration and payment of cash dividends will be subject to the discretion of the Board, and will depend upon our results of operations, financial condition, cash requirements, future prospects, changes in tax legislation and other factors deemed relevant by our Board.

        On February 17, 2009, the last trading day prior to the initial announcement of the Reverse Stock Split, our Common Stock's closing price per share was $0.035. On March __, 2009, the last practicable trading day prior to the date this Information Statement was mailed to stockholders, our Common Stock's closing price was $__.

         See also information under the caption "Financial Statements" in this Information Statement.

FORWARD-LOOKING STATEMENTS

         This Information Statement contains forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project" and similar expressions identify forward-looking statements, which speak only as of the date of this Information Statement. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those made in, contemplated by, or underlying the forward-looking statements. For these reasons, you should not place undue reliance on any forward-looking statements included in this Information Statement.

SPECIAL FACTORS

Reasons for and Purposes of the Reverse Stock Split

         The primary purpose of the Reverse Stock Split is to reduce the number of record holders of our Common Stock to fewer than 300, so that we can terminate the registration of our Common Stock under Section 12(g) of the Exchange Act. The Reverse Stock Split is expected to result in the elimination of the expenses related to our disclosure and reporting requirements under the Exchange Act and to decrease the administrative expense we incur in servicing a large number of record stockholders who own relatively small numbers of our shares.

         As discussed further in this Information Statement under the caption "Special Factors - Background of the Reverse Stock Split," the Board initiated its consideration of the Reverse Stock Split at a meeting on May 22, 2008.  At that meeting, in connection with its regular review of strategic issues confronting the Company, management expressed concern about the expense of remaining a public company and with the continuing obligations to comply with the periodic reporting requirements of the Exchange Act, in light of its belief that the Company was not able to take advantage of the benefits of being publicly held due to the declining price of the Company’s Common Stock as reported on the OTC Bulletin Board.  Management also expressed its concerns that continued reporting under the Exchange Act placed the Company at a competitive disadvantage to securing sponsorship and advertising revenue in today’s competitive market where sponsorship and advertising budgets are contracting significantly.   As a result of management’s concerns, the Board decided to consider whether it should remain a publicly held company.

         As a result of the factors discussed further in this Information Statement under the caption "Special Factors - Background of the Reverse Stock Split," the Board believes that any material benefit derived from continued registration under the Exchange Act is outweighed by the cost and burdens. We have been unable to provide increased value to our stockholders as a public company, and the price of our Common Stock as reported on the OTC Bulletin Board has substantially decreased.  In addition, as a result of the increased cost and tangible and intangible burdens associated with being a public company following the passage of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), we do not believe that continuing our public company status is in the best interest of the Company or our stockholders given the current size of the Company as measured by our total revenue and market capitalization.

         The Board also believes that the significant tangible and intangible costs of our being a public company are not justified because we have not been able to realize many of the benefits that publicly traded companies sometimes realize. The Board does not believe that we are in a position to continue to use our status as a public company to raise capital through sales of securities in a public offering, or otherwise to access the public markets to raise equity capital. In addition, our Common Stock's extremely limited trading volume and public float have all but eliminated our ability to use our Common Stock as acquisition currency or to attract and retain employees.

         Our Common Stock's extremely limited trading volume and public float have also impaired our stockholders' ability to sell their shares, which has prevented them from realizing the full benefits of holding publicly traded stock. Our low market capitalization has resulted in limited interest from market makers or financial analysts who might report on our activity to the investment community.  During the twelve months ended December 31, 2008, our stock traded infrequently, with reported trades occurring on only 134 days, and with an average daily trading volume of 8,564 shares for such 12-month period. Because the Common Stock has been thinly traded, entering into a large purchase or sale, to the extent possible, would risk a significant impact on the market price of our Common Stock. The Board believes that it is unlikely that our market capitalization and trading liquidity will increase significantly in the foreseeable future.

         Our status as a public company has not only failed to benefit our stockholders materially, but also, in the Board's view, places an unnecessary financial burden on us. That burden has only risen in recent years, since the enactment of the Sarbanes-Oxley Act. As a public company, we incur direct costs associated with compliance with the Commission's filing and reporting requirements imposed on public companies. To comply with the public company requirements, we incur an estimated $465,000 annually in related expenses, as follows:

Audit Fees	$125,000
Internal Control Compliance	$50,000
Stockholder Expenses	$50,000
Filing Fees	$15,000
Legal Fees	$175,000
Investor Relations	$25,000
Miscellaneous Expenses	$25,000

Total	$465,000

         The estimates set forth above are only estimates, and would not all be eliminated when the Company terminates its obligations under the Exchange Act.  We estimate that the actual savings will approximate $300,000, as the Company will continue to incur audit and related fees incurred to prepare its financial statements for dissemination to stockholders; however, such fees and expenses are anticipated to substantially decrease as a result of consummation of the Reverse Stock Split. The actual savings that we may realize may be higher or lower than the estimate set forth above. In light of our current size, opportunities and resources, the Board does not believe that such costs are justified. Therefore, the Board believes that it is in our best interests and the best interests of our stockholders to eliminate the administrative, financial and additional auditing burdens associated with being a public company by consummating the Reverse Stock Split at this time rather than continue to subject the Company to these burdens.

         The substantial costs and burdens imposed on us as a result of being public are likely to continue to increase significantly as a result of the burdens placed on smaller reporting companies caused by the passage of the Sarbanes-Oxley Act, and the implementation of the regulatory reforms adopted by the Commission. The overall executive time expended on the preparation and review of our public filings will likely continue to increase substantially in order for our Chief Executive Officer and Chief Financial Officer to certify the financial statements in each of our public filings as required under the Sarbanes-Oxley Act. Since we have few executive personnel, these indirect costs can be significant relative to our overall expenses and, although there will be no direct monetary savings with respect to these indirect costs when the Reverse Stock Split is effected and we cease filing periodic reports with the Commission, the time currently devoted by management to our public company reporting obligations could be devoted to other purposes, including operational concerns to further our business objectives and the interests of our stockholders. Additionally, the application of certain provisions of the Sarbanes-Oxley Act to smaller reporting companies, and the additional time and resources required for compliance may make it difficult for us to attract and retain independent directors without increasing director compensation and obtaining additional directors’ and officers' liability insurance.

         See also information under the caption "Special Factors – Strategic Alternatives Considered" in this Information Statement for an additional description of the reasons why our Board approved the Reverse Stock Split instead of another alternative transaction structure.

         The Reverse Stock Split will terminate the equity interests in the Company of approximately 244 record holders of Common Stock; as of December 31, 2008, each of these record holders held fewer than 101 shares of Common Stock. We intend for the Reverse Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as record holders. Nominees will be instructed to effect the Reverse Stock Split for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees.

         The Reverse Stock Split is expected to relieve us of the administrative burden, cost and other disadvantages associated with filing reports and otherwise complying with the requirements of registration under the federal securities laws and the listing requirements of the OTC Bulletin Board by deregistering and delisting our Common Stock. Additionally, the Reverse Stock Split will provide small stockholders a beneficial mechanism to liquidate their equity interest at a fair price for their shares without having to pay brokerage commissions, particularly in light of the limited liquidity available to holders of our Common Stock in the open market.

         Based on information available to us, we presently have an aggregate of approximately 439 record holders and 239 beneficial holders of our Common Stock (collectively, "holders"), of which approximately 375 holders each own 100 shares or less. In the aggregate, the shares held by these small holders comprise less than 1% of our outstanding shares of Common Stock. The administrative burden and cost to us of maintaining records with respect to these numerous small accounts and the associated cost of preparing, printing and mailing information to them is, in the Board's view, excessive given our limited size and the nature of our operations. These expenditures result in no material benefit to us. The Reverse Stock Split will enable us to eliminate much of these costs.

         When the Reverse Stock Split is consummated, stockholders owning fewer than 101 shares of Common Stock will no longer have any equity interest in the Company and will not participate in our future earnings or any increases in the value of our assets or operations. Thus, only our employees, executive officers, directors and continuing stockholders will benefit from any future increase in our earnings. The stockholders who will continue to hold an equity interest in the Company after the Reverse Stock Split will own a security, the liquidity of which will be severely restricted. See also information under the captions "Recommendation of the Board; Fairness of the Reverse Stock Split" and "Special Factors -- Fairness of the Reverse Stock Split to Stockholders" in this Information Statement.

         The Reverse Stock Split will (i) cause us to cash out shares held by any stockholder holding fewer than 101 shares, and (ii) change the percentage of Common Stock held by the remaining stockholders to 100%. However, the Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse Stock Split is in the best interests of the Company and its stockholders.

Strategic Alternatives Considered

         In making the determination to proceed with the Reverse Stock Split, the Board evaluated a number of other strategic alternatives. In evaluating the risks and benefits of each strategic alternative, the Board determined that the Reverse Stock Split would be the simplest and most cost-effective means to achieve the purposes described above. These alternatives were:

Self-tender offer. The Board considered a self-tender offer by which we would offer to repurchase shares of our outstanding Common Stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. The Board was uncertain whether this alternative would result in shares being tendered by a sufficient number of record stockholders so as to permit us to reduce the number of record stockholders below 300 which would allow us to terminate our public reporting requirements. The Board believed it unlikely that many holders of small numbers of shares would make the effort to tender their shares. In addition, the Board considered that the estimated transaction costs of completing a tender offer would be similar to or greater than the costs of the Reverse Stock Split transaction, and these costs could be significant in relation to the value of the shares purchased since there could be no certainty that stockholders would tender a significant number of shares.

Purchase of shares in the open market. The Board also considered purchasing our shares in the open market in order to reduce the number of our record stockholders to fewer than 300. However, given the low daily trading volume      of our Common Stock, there was no assurance that purchasing shares in isolated transactions would reduce the number of stockholders sufficiently to permit us to terminate our public reporting requirements under the Exchange Act and deregister in a reasonable period of time, without substantially increasing the price of the shares to the Company, given the low daily trading volume.

Selling the Company. The Board considered a sale of the Company. However, in light of the general macro-economic environment, including the adverse state of the current credit and financing markets, the Board determined that a sale was not practical, or in the best interest of our stockholders, at this time.

Maintaining the status quo. The Board also considered taking no action to reduce the number of our stockholders. However, due to the significant and increasing costs of being a public company, and the competitive disadvantage facing the Company in competing with private companies for advertising and sponsorship dollars, the Board believed that maintaining the status quo would be detrimental to all stockholders. We would continue to incur the expenses of being a public company without realizing the benefits of public company status, and we would remain at a competitive disadvantage compared to private companies in competing for limited sponsorship and advertising dollars in today’s competitive marketplace.

Background of the Reverse Stock Split

         At its stockholders’ meeting on January 22, 2008, the Company’s stockholders approved a proposal to authorize the Board, in its sole discretion, to amend our Certificate of Incorporation to implement a reverse stock split of our Common Stock at a ratio of not less than one for three and not greater than one for ten, at any time prior to December 31, 2009, with the exact ratio to be determined by the Board.  The primary objective of the proposal was to attempt to increase the per share trading price of our Common Stock in an effort to gain listing on NASDAQ.  Since the January 22, 2008 stockholders’ meeting, the closing bid price of the Company’s Common Stock, as reported on the OTC Bulletin Board, has decreased, from $0.45 on January 1, 2008 to $0.17 on May 22, 2008, when the Board met to consider the proposed reverse stock split approved by the stockholders, and review strategic alternatives.  As a result of the decrease in the price of the Company’s Common Stock, and the Board’s belief that the share price was not likely to recover sufficiently in the near-term given the general lack of interest in micro cap securities, and the Company’s continuing requirement for financing to satisfy its working capital requirements, the Board determined to stay any decision to act on the authority provided to the Board at the January 22, 2008 meeting of stockholders.

    At the May 22, 2008 meeting of the Board, in which all directors were present, management also began expressing to the Board its belief that the Company’s ongoing financing requirements, together with the declining share price, may be a factor in achieving the Company’s objective of attracting major corporate sponsors and advertisers to the Company.  As a result, the Board discussed the possibility of taking the Company private, as well as various potential strategic alternatives in order to grow the Company’s revenue, and reduce operating and other costs and expenses.  During this review, the Board directed management to quantify the general and administrative expenses associated with our reporting and filing requirements as a public company, to determine whether continued reporting under the Exchange Act provided a quantitative or qualitative benefit to the Company’s stockholders, or otherwise achieved the Corporation’s business and operating objectives.

    At a meeting of the Board held on July 23, 2008, in which all members of the Board were in attendance, management reviewed the potential options available to the Company to substantially reduce operating and other costs, and to address the concerns regarding substantially increasing sponsorship and advertising revenue.  Again, management discussed the Company’s competitive disadvantage in securing advertising and sponsorship dollars in today’s competitive marketplace where advertising and sponsorship budgets are contracting significantly.   In addition to other measures designed to achieve a reduction in costs and expenses, the Board discussed the potential benefits resulting from the termination of the Company’s obligations to continue reporting under the Exchange Act, as both a way to substantially reduce operating costs and expenses, as well as to allow the Company to execute its business plan and compete for advertising and sponsorship dollars with companies who are not otherwise required to publicly disclose their financial condition and results from operations.  The Board discussed options to take the Company private, including a reverse stock split, self-tender offer, open market purchases, as well as the sale or merger of the Company.  The Board discussed the financing requirements associated with each option, and directed management to review the legal and other requirements of taking the Company private.

         Following the July 23, 2008 meeting of the Board, management considered the various issues raised, and summarized its findings at a regular meeting of the Board held on October 10, 2008.  At that meeting, management discussed the advantages and disadvantages, as well as the legal and regulatory issues associated with taking the Company private, focusing on the Reverse Stock Split due to its relative simplicity and certainty of outcome.  Management also reemphasized its belief that remaining public was likely placing the Company at a competitive disadvantage with private companies who are not required to publicly report their financial condition and results from operations.   The Board reviewed management’s estimate of the costs and benefits of proceeding with a going-private transaction, specifically, the Reverse Stock Split.  The Board also noted management’s assessment that a large percentage of the Company’s shares of Common Stock are held by a relatively small number of stockholders, and that a significant number of our stockholders have few shares of Common Stock.  As a result, according to management, the administrative burden and costs to the Company of maintaining its public company status, including the cost of maintaining records with respect to numerous small accounts and the associated costs of preparing, printing and mailing information to stockholders, was excessive given our resources and operations.  The Board took no formal action following the October 10, 2008 meeting, pending further input from management regarding the proposed terms of the Reverse Stock Split.  All directors were present at the October 10, 2008 meeting, except Cary Agajanian, who was unable to attend due to illness.

    At a special meeting of the Board held by telephone on December 22, 2008, the Board, with all directors in attendance, again met to consider the potential Reverse Stock Split.  Mr. Rumsey addressed the questions and concerns of the Board regarding the Reverse Stock Split, and again reviewed the various alternatives to the Reverse Stock Split, and advised the directors of their fiduciary obligations.  In its discussion, the Board also discussed in detail how the Sarbanes-Oxley Act, the rules and regulations promulgated by the Commission and the burden of complying with the periodic reporting requirements of the Exchange Act had increased substantially the cost of remaining a public company and would further increase this cost in the near future upon application of certain provisions of the Sarbanes-Oxley Act to smaller reporting companies. The Board's view was that these costs outweighed any benefits we or our stockholders received from our status as a public company. The Board also discussed that, as a result of these dramatically increased compliance costs, they believed that many similarly situated, small companies would undertake similar transactions.

              Following a discussion of the various alternatives to take the Company private, the Board reaffirmed its prior determination that going private pursuant to the Reverse Stock Split would be the most desirable strategic alternative, given the relative certainty of the outcome, and cost of completion, provided that it was effected at a price and on terms fair to all of our stockholders. The Board instructed management to make a recommendation regarding the terms of the Reverse Stock Split, including the specific ratio and the price to be paid for fractional shares.  Management was also directed to draft the necessary documents to comply with the reporting and disclosure requirements of the Exchange Act.  Lastly, the Board instructed management to determine whether a going private transaction would be supported by the Company’s largest stockholders.

    Management met with representatives of several of the Company’s largest stakeholders, including Vicis Capital Master Fund, prior to its January 30, 2009 meeting of the Board to determine whether they would support going private through a Reverse Stock Split, and received their support.  At its January 30, 2009 meeting, the Board reviewed management’s conclusions and recommendations.  Management indicated that the Reverse Stock Split would find support among the Company’s largest stakeholders, and recommended that the Reverse Stock Split ratio should be approximately 1-for-101, and that holders of fractional shares should be paid between $.06 and $.10 per share.  In accepting management’s recommendation regarding the ratio, the Board balanced the Company's desire to reduce the number of record stockholders and the Company's desire to minimize the cost of the Reverse Stock Split. As a result, according to management, following consummation of the Reverse Stock Split on the basis of 1-for-101, the Company would have approximately 195 holders of record, and 115 beneficial owners of record.

    Regarding the price to be paid for fractional shares, management discussed the additional debt of approximately $15.0 million incurred since the beginning of the Company’s last fiscal year when its Common Stock was trading on the OTC Bulletin Board at $0.45 per share, and that the Company had issued Preferred Stock with a liquidation preference of approximately $3.5 million since that date.  These factors, together with the macro-economic conditions generally, and the substantial erosion of the stock prices of micro-cap companies specifically, supported the current price of the Company’s Common Stock as reported on the OTC Bulletin Board relative to the historical price of the Company’s Common Stock.

    In supporting management’s recommendation regarding the range of possible prices to be paid for each fractional share, the Board considered the fact that the price range recommended by management in each case represented a premium to the price at which shares of the Company’s Common Stock were trading on January 30, 2009.  As a result of its desire to provide holders of small numbers of shares a substantial premium over recent market prices, the Board determined to pay the Company’s stockholders $0.10 per fractional share of Common Stock.

    The Board did not consider establishing a special committee to consider the Company's strategic alternatives or the terms of the Reverse Stock Split, nor did it consider retaining independent counsel.  Establishing a special committee would have created another protection of the procedural fairness of the transaction; however, following discussion, the Board determined that, in view of the limited number of independent directors and the cost of retaining separate independent counsel relative to the size of the transaction contemplated, the Board itself would ensure the procedural fairness of the transaction.  Further, the Board determined that the procedural fairness of the Reverse Stock Split was protected through the representation on the Board of directors whose only interests in the Reverse Stock Split was ensuring the fairness of the transaction to all stockholders, since they would neither be cashed out in connection with the Reverse Stock Split, nor would they remain stockholders after the Reverse Stock Split.  In addition, the procedural fairness to unaffiliated stockholders was supported by the fact that stockholders could decide whether to remain a stockholder or be cashed out by buying or selling shares in the stock market so as to hold more or less than 101 shares of Common Stock immediately prior to the Reverse Stock Split.

         On the basis of management’s recommendations, the Board’s independent analysis, its extended deliberations since January 22, 2008, and the factors described elsewhere in this Information Statement in the sections entitled "Special Factors - Reasons for and Purpose of the Reverse Stock Split," "Special Factors - Strategic Alternatives Considered" and "Special Factors -- Fairness of the Reverse Stock Split to Stockholders," by unanimous written consent dated February 13, 2009, the Board resolved that a 1-for-101 Reverse Stock Split, with a purchase price per pre-split share equal to $0.10, be paid to holders of fewer than 101 pre-split shares.  The Board further resolved that the Reverse Stock Split was fair to all unaffiliated stockholders, including those whose shares would be cashed out pursuant to the Reverse Stock Split and those who would retain an equity interest in the Company subsequent to the consummation of the Reverse Stock Split.  Lastly, the Board approved the Certificate of Amendment and authorized management to file the necessary documentation with the Commission and to seek approval of the Reverse Stock Split from holders of a majority of the Company's outstanding Common Stock.  However, the Board also reserved the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed Effective Date if it determined that abandoning the Reverse Stock Split was in the best interests of the Company and its stockholders.

Effects of the Reverse Stock Split

         If effected, based on information available to us, the Reverse Stock Split will reduce the number of record stockholders of our Common Stock from approximately 439 to approximately 195. This reduction in the number of our stockholders will enable us to terminate the registration of our Common Stock under the Exchange Act, which will substantially reduce the information required to be furnished by us to our stockholders and to the Commission. Additionally, certain provisions of the Exchange Act will no longer apply, such as the short-swing profit recovery provisions of Section 16(b).

         For a total expenditure by the Company of up to approximately $50,000 in transaction costs (including legal, financial, accounting, printing, mailing and other fees and costs) and approximately $8,000 in purchase costs for fractional shares, we estimate that we will realize an estimated $300,000 in cost savings on an annual basis by terminating our public company status. We intend to apply for termination of registration of our Common Stock under the Exchange Act as soon as practicable following completion of the Reverse Stock Split. However, the Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse Stock Split is in the best interests of the Company and its stockholders.

         The effect of the Reverse Stock Split on each stockholder will depend on the number of shares that such stockholder owns. Registered stockholders and stockholders holding shares of Common Stock in street name through a nominee (i.e., a broker or a bank) holding fewer than 101 shares of Common Stock will have their shares converted into the right to receive a cash amount equal to $0.10 per share.

Potential Disadvantages of the Reverse Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders

    Stockholders owning fewer than 101 shares of Common Stock immediately prior to the effective time of the Reverse Stock Split will, after giving effect to the Reverse Stock Split, no longer have any equity interest in the Company and therefore will not participate in our future potential earnings or growth. It is expected that 375 holders will be fully cashed out in the Reverse Stock Split. It will not be possible for cashed out stockholders to re-acquire an equity interest in the Company unless they purchase an interest from the remaining stockholders.

         The Reverse Stock Split will require stockholders who own fewer than 101 shares of Common Stock involuntarily to surrender their shares for cash. These stockholders will not have the ability to continue to hold their shares. The ownership interest of these stockholders will be terminated as a result of the Reverse Stock Split, but the Board has concluded that the completion of the Reverse Stock Split overall will benefit these stockholders because of, among other reasons, the liquidity provided to them by the transaction at a price determined by the Board to be fair to these stockholders.

         The percentage of beneficial ownership of each of the officers, certain of the directors, as well as major stockholders of the Company will remain virtually unchanged as a result of the Reverse Stock Split.  Based on an assumed cash-out of approximately 35,000 shares, the percentage ownership of each holder remaining after the Reverse Stock Split will increase by 0.001%. By way of example, if a holder held 10% of the outstanding Common Stock prior to the Reverse Stock Split, such holder would hold approximately 10.001% after the Reverse Stock Split. See also information under the caption "Security Ownership of Certain Beneficial Owners and Management" in this Information Statement.

         Potential disadvantages to our stockholders who will remain as stockholders after the Reverse Stock Split include decreased access to information and decreased liquidity as a result of the termination of the listing of our Common Stock on the OTC Bulletin Board. When the Reverse Stock Split is effected, we intend to terminate the registration of our Common Stock under the Exchange Act. As a result of the termination, we will no longer be subject to the periodic reporting requirements or the proxy rules of the Exchange Act.   The Company currently intends to continue to make financial information available to market makers in its stock, and to provide financial information to at least one service such as Standard & Poor’s or Moody’s, so that its shares may continue to trade in those states which recognize the “standard manual exemption” for trading under the state blue sky laws.

Effect of the Reverse Stock Split on Option Holders, Holders of Purchase Warrants

         Regardless of whether an outstanding stock option, or purchase warrant, provides a right to purchase less than, equal to or greater than 101 shares, the number of shares underlying each such outstanding stock option granted by the Company under its stock option plan and each purchase warrant will be automatically adjusted on the Effective Date.

Financial Effect of the Reverse Stock Split

         Completion of the Reverse Stock Split will require approximately $58,000 of cash, which includes $50,000 for legal, financial, accounting, printing, mailing, and other fees and costs related to the transaction. As a result, we will have decreased working capital following the Reverse Stock Split which may have a material effect on our capitalization, liquidity, results of operations and cash flow. The payments to holders who receive cash in lieu of fractional shares will be paid out of working capital.

         Based upon analysis of the share ownership distribution among the Company's stockholders, the Board chose to limit the scope of the Reverse Stock Split to 1-to-101 in light of the Company's continuing working capital needs. See also the information under the caption "Financing of the Reverse Stock Split" in this Information Statement.

         The consummation of the Reverse Stock Split will have virtually no impact on the interests of executive management in the net book value and net earnings of the Company, as their stockholdings in the Company will only fractionally increase from approximately 1.41% of the outstanding shares of the Company's Common Stock prior to the consummation of the Reverse Stock Split.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material federal income tax consequences of the Reverse Stock Split to holders of Common Stock and to the Company. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings and judicial decisions currently in effect, all of which are subject to change. The summary does not address all aspects of federal income taxation that may apply to a stockholder because of his particular circumstances, and it does not discuss any special rules that may be applicable to some types of investors (for example, estates, trusts, individuals who are not citizens or residents of the United States, foreign corporations, insurance companies, regulated investment companies, tax-exempt organizations and dealers in securities). The discussion assumes throughout that stockholders have held the shares of the Company’s Common Stock subject to the Reverse Stock Split as capital assets at all relevant times. The summary does not cover the applicability and effect of any state, local or foreign tax laws on the Reverse Stock Split, and investors should accordingly consult their own tax advisors for information about the state, local and foreign tax consequences of the transaction.

THE FOLLOWING DISCUSSION SUMMARIZING CERTAIN FEDERAL TAX CONSEQUENCES IS BASED ON CURRENT LAW. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS OF THE REVERSE STOCK SPLIT IN LIGHT OF THEIR INDIVIDUAL CIRCUMSTANCES.

Stockholders who receive cash in lieu of fractional shares of Common Stock, and who do not receive any whole shares as a result of the Reverse Stock Split (because they have fewer than 101 pre-split shares), will be treated as receiving cash as payment in exchange for their fractional shares of new Common Stock, and they will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the adjusted basis of the fractional shares surrendered for cash.

Stockholders who receive only Common Stock in exchange for their existing shares as a result of the Reverse Stock Split, and do not receive payment for any fractional shares, will not recognize gain or loss. Their adjusted tax basis of their new Common Stock will be the same as their adjusted tax basis in their existing Common Stock. The holding period of new Common Stock received as a result of the Reverse Stock Split will be the same as holding period for the stockholder's existing Common Stock.

Where a stockholder receives both Common Stock and a cash payment in lieu of fractional shares, the new Common Stock in the hands of a stockholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of old Common Stock held by that stockholder immediately prior to the Reverse Stock Split reduced by the amount of proceeds he receives in lieu of his fractional shares and increased by any gain recognized on those fractional shares.

The reverse split will be a tax-free recapitalization to the Company under the Internal Revenue Code. The Company will not recognize any gain or loss as a result of the Reverse Stock Split. There will not be any other material tax consequences to the Company from the transaction.

Fairness of the Reverse Stock Split to Stockholders

         The Board determined that the Reverse Stock Split, including the proposed cash payment of $0.10 per pre-split share to stockholders whose shares will be cashed out, is substantively fair, from a financial point of view, to all of our unaffiliated stockholders, including those whose shares will be cashed out and those who will be continuing stockholders of the Company.

         With respect to the stockholders whose shares would be cashed out, neither the Company nor the Board of Directors retained the services of a financial advisor with respect to the Reverse Stock Split and neither the Company's Board of Directors nor the continuing stockholders received a fairness opinion from a financial advisor in reaching its decision regarding the fairness of the Reverse Stock Split.

         With respect to the fairness of the Reverse Stock Split to the stockholders whose stock would not be cashed out in the Reverse Stock Split, the Board also relied on the fact that stockholders whose stock would be cashed out would not participate in the future growth of the Company, therefore justifying the payment of $0.10 per share in the Reverse Stock Split, compared to the fair market value of each share of Common Stock, as of March __, 2009.   In addition, the Board noted that voting control of over 54.1% of the shares held by stockholders who would remain stockholders after the Reverse Stock Split approved the terms of the Reverse Stock Split, and that therefore the interests of such holders were aligned with the interests of the members of the Board.

         The Board also considered certain factors related to the Company’s financial position in determining the fairness of the Reverse Stock Split to all of our unaffiliated stockholders, including, but not limited to:

         Balance Sheet and Liquidation value analysis. The Board considered analyzing the balance sheet and liquidation value of our assets but determined that either analysis would almost surely value a pre-split share of the Company's Common Stock at less than the value of a fractional share of Common Stock and understate the value per pre-split share of the Company's Common Stock.  The Board therefore concluded that upon liquidation of the Company and after repayment of indebtedness, the value of shares of the Company's Common Stock would likely be zero.

         The Board determined that the primary additional factor supporting the fairness of the Reverse Stock Split to those unaffiliated stockholders who will be continuing stockholders of the Company is the cost reduction anticipated as a result of the transaction, as well as the anticipated ability to more effectively compete for sponsorship and advertising dollars. Stockholders who continue to hold an equity interest in the Company will benefit from the future cost savings expected to be realized from the termination of our public company status, estimated to be not less than $300,000 annually.

         The Board determined that certain additional factors supported the fairness of the Reverse Stock Split to those unaffiliated stockholders whose shares will be cashed out, including, but not limited to:

•
Immediate cash payment. Those stockholders who own less than 101 shares of our pre-split Common Stock will receive an immediate cash payment of $0.10 per pre-split share and will not pay the commissions that such stockholders would have to pay if they attempted to sell their shares in the open market.

•
Current and historical market prices for our Common Stock. The proposed transaction price of $0.10 per pre-split share of Common Stock compares favorably to the bid prices of our Common Stock over the past six months, as well as to the bid price of our Common Stock prior to the public announcement of the Reverse Stock Split on February 18, 2009. Our Common Stock bid price is the highest price that a buyer will pay at any given time to purchase a specified number of shares of our stock. As discussed above, in addition to receiving a substantial premium to the trading price of our Common Stock on any shares cashed out as a result of the Reverse Stock Split, such stockholders will achieve liquidity without incurring brokerage costs. Furthermore, the Board considered that, with extremely limited liquidity in the public market for our Common Stock, only a small portion of our unaffiliated stockholders would have been able to attain the bid prices before the stock price decreased measurably.

•
Undiscounted Price. The proposed transaction price of $0.10 per pre-split share does not include any discount for the lack of liquidity of our Common Stock or for the minority status of the shares of our Common Stock owned by unaffiliated stockholders.

         The Board determined that certain additional factors supported the fairness of the Reverse Stock Split to all of our unaffiliated stockholders, including, but not limited to:

•
Purchases to continue stock ownership. Stockholders may, depending on the availability of shares for purchase and the number of shares they currently hold, elect to remain stockholders of the Company by acquiring sufficient additional shares so that they will hold at least 101 shares of Common Stock in their account immediately prior to the Reverse Stock Split, which allows them to control the decision to remain stockholders after the Reverse Stock Split is effected or to receive cash consideration offered in connection with the Reverse Stock Split.

•
Sales or transfers to discontinue stock ownership. Stockholders who would otherwise retain an equity interest in the Company after the completion of the Reverse Stock Split may, depending on the demand for their shares, have some control as to whether they will retain an interest in the Company by selling or transferring shares of Common Stock prior to the effectiveness of the Reverse Stock Split to bring their equity interest to below 101 shares, and, therefore, be in a position to be cashed out pursuant to the Reverse Stock Split. However, stockholders contemplating such sales or transfers should note that, although the Reverse Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse Stock Split is in the best interests of the Company and its stockholders.

•
No firm offers to acquire control of the Company. We have not received, during the past two years any firm offers for the merger or consolidation of the Company with or into another company, or vice versa, or the sale or transfer of all or substantially all of our assets to another company, or a purchase of our securities by another person that would involve a change in control of the Company.

•
Stockholder rights. The Reverse Stock Split will not materially change the rights, preferences or limitations of those stockholders who will retain an interest in the Company subsequent to the consummation of the Reverse Stock Split.

Absence of a Fairness Opinion

       Neither the Company nor the stockholders solicited or retained the services of a financial advisor with respect to the Reverse Stock Split and neither the Company's Board nor the stockholders received a fairness opinion from a financial advisor in reaching its decision to consummate the Reverse Stock Split.  The Board chose not to retain the services of an independent advisor because it believes the cost of such services would be excessive relative to the size and cost of the Reverse Stock Split.  In this regard, the total expected payment to be made for fractional shares cashed out in connection with the Reverse Stock Split is $8,000.  In light of the relative small size of this payment, the Board did not seek a fairness opinion, since the cost of the fairness opinion would likely have cost several times the value of the transaction.

Procedural Fairness to All Stockholders

         The Board determined that the Reverse Stock Split is procedurally fair to all unaffiliated stockholders, including both stockholders who will receive cash payments in connection with the Reverse Stock Split and will not be continuing stockholders of the Company, as well as stockholders who will retain an equity interest in the Company, because the Reverse Stock Split is being effected in accordance with all requirements under Delaware law, and because before the Reverse Stock Split becomes effective, all stockholders will have a chance to buy or sell enough shares so that stockholders who would otherwise be cashed out will not be, and stockholders who want to be cashed out, can be.  In addition, because we have three disinterested directors, none of whom own shares of Common Stock, and therefore are not affected as a result of the consummation of the Reverse Stock Split, the Board determined, together with the foregoing factors, that the proposed Reverse Stock Split was procedurally fair to all stockholders.

The Board did not create a special committee of the Board to approve the Reverse Stock Split, nor did it hire independent counsel.  In the view of the Board, creating a special committee was not necessary since a majority of the Board was disinterested, and retaining independent counsel for such a committee would significantly increase the cost of the Reverse Stock Split, which could in turn reduce the amount available to pay stockholders who receive cash following the Reverse Stock Split. In light of its determination that the interests of unaffiliated stockholders were protected by (i) the representation on the Board of three disinterested directors who do not have any interest in the proposed Reverse Stock Split, (ii) the ability of unaffiliated stockholders to decide whether or not to remain stockholders following the Reverse Stock Split by buying or selling shares of Common Stock in the stock market, and (iii) the Company’s compliance with all requirements of Delaware law, the Board did not create a special committee or retain independent counsel.

         The Board determined not to condition the approval of the Reverse Stock Split on approval by a majority of unaffiliated stockholders for several reasons. First, the Board believes that any such vote would not provide additional protection to those unaffiliated stockholders who will be cashed out in the transaction because __% of the shares held by unaffiliated stockholders are held by stockholders who would not be cashed out in the Reverse Stock Split and who may therefore have different interests from the unaffiliated stockholders who would be cashed out in the Reverse Stock Split. In addition, based on information available to us, approximately 57% of our holders hold fewer than 101 shares of our Common Stock, and approximately 84% of our holders hold fewer than 1,000 shares of our Common Stock. Because of the small number of shares that they hold, the Board believes that these stockholders have historically been inactive and have not consistently voted their shares at meetings of the stockholders. The Reverse Stock Split is also a matter that could not be voted on by brokers without instruction from the beneficial owners of the shares so even shares beneficially owned by holders of small numbers of shares held in brokerage accounts might be unlikely to be voted. Finally, the Board also noted that the vote of a majority of unaffiliated stockholders was not required under Delaware law.

         Further, the Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders, since a majority of our Board consists of disinterested directors whose sole interest in the Reverse Stock Split is to ensure the fairness of the transaction to all holders of our Common Stock.  In addition, retaining an unaffiliated representative on behalf of the unaffiliated stockholders would be an added expense of the Reverse Stock Split and would not affect the outcome of the transaction because a majority vote of the unaffiliated stockholders is not required under applicable law.

         The Board did not grant stockholders access to our corporate files, except as provided under the Delaware General Corporation Law, nor did it extend the right to retain counsel or appraisal services at our expense.  The Board determined that this Information Statement, together with our other filings with the Commission, provide adequate information for all of our stockholders. The Board also considered the fact that under the Delaware General Corporation Law and subject to specified conditions set forth under Delaware law, stockholders have the right to review our relevant books and records of account. In deciding not to adopt these additional procedures, the Board also took into account factors such as our size and financial capacity and the costs of such procedures.

         Because of the wide variety of factors the Board considered in rendering the substantive and procedural fairness of the Reverse Stock Split, taken as a whole, the Board did not find it practicable to assign relative weights to factors it considered in deciding that the transaction is fair and in the best interests of unaffiliated stockholders.  If any factor assisted the Board in its determination on the fairness of the transaction, the Board did not assign a relative weight to that factor and did not make a determination as to why a particular factor should be assigned any weight.

Fairness Determination by Vicis Capital Master Fund

         Vicis Capital Master Fund, who has been deemed a “filing person" for purposes of Schedule 13E-3, has adopted the analysis and conclusions of our Board regarding the material factors upon which it was determined that the Reverse Stock Split is procedurally and substantively fair to our unaffiliated stockholders, both to stockholders who will receive cash payments in connection with the Reverse Stock Split and will not be continuing stockholders of the Company and to stockholders who will retain an equity interest in the Company.

Termination of Exchange Act Registration

         Our Common Stock is currently registered under the Exchange Act and quoted on the OTC Bulletin Board. We are permitted to terminate such registration if there are fewer than 300 record holders of outstanding shares of our Common Stock. As of February 13, 2009, we had approximately 439 record holders of our Common Stock. Upon the effectiveness of the Reverse Stock Split, we expect to have approximately 195 record holders of our Common Stock. We intend to terminate the registration of our Common Stock under the Exchange Act and to delist our Common Stock from the OTC Bulletin Board as promptly as possible after the Effective Date.

         Termination of registration under the Exchange Act will substantially reduce the information which we will be required to furnish to our stockholders. After we become a privately-held company, our stockholders will have access to our corporate books and records to the extent provided by the Delaware General Corporation Law, and to any additional disclosures required by our directors' and officers' fiduciary duties to us and our stockholders.  In addition, the Company currently intends to continue to make financial information available to market makers in its stock, and to provide financial information to at least one service such as Standard & Poor’s or Moody’s, so that its shares may continue to trade in those states which recognize the “standard manual exemption” for trading under the state blue sky laws.

         Termination of registration under the Exchange Act also will make many of the provisions of the Exchange Act no longer applicable to us, including the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the stock ownership reporting rules under Section 13. In addition, affiliate stockholders may be deprived of the ability to dispose of their Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Furthermore, there will no longer be a public market for our Common Stock, and market makers will not be able to make a market in our Common Stock.

         We estimate that termination of registration of our Common Stock under the Exchange Act will save us an estimated $300,000 per year in legal, accounting, printing and other expenses, and will also enable our management to devote more time to our operations. See also information under the caption "Special Factors - Reasons for and Purposes of the Reverse Stock Split" in this Information Statement.

DESCRIPTION OF THE REVERSE STOCK SPLIT

Amendment of Certificate of Incorporation to Effect the Reverse Stock Split

         The Board determined that it is advisable to amend our Certificate of Incorporation to effect a 1-for-101 Reverse Stock Split of Common Stock, and to provide for the cash payment of $0.10 per pre-split share in lieu of fractional shares of Common Stock that would otherwise be issued following the Reverse Stock Split.

Regulatory Approvals

         Aside from stockholder approval of the Certificate of Amendment, which has been obtained, the amendment is not subject to any regulatory approvals.

Vote Required

         We have received the written consent of stockholders holding in aggregate 54.1% of the issued and outstanding shares of Common Stock. No special meeting of stockholders is required under Delaware law, because the requisite vote for adoption of the Reverse Stock Split has been obtained and the vote of other stockholders is not necessary.

         The Board determined not to condition the approval of the Reverse Stock Split on approval by a majority of unaffiliated stockholders for several reasons. First, the Board believes that any such vote would not provide additional protection to those unaffiliated stockholders who will be cashed out in the transaction because __% of the shares held by unaffiliated stockholders are held by stockholders who would not be cashed out in the Reverse Stock Split and who may therefore have different interests from the unaffiliated stockholders who would be cashed out in the Reverse Stock Split. In addition, based on information available to us, approximately 57% of our holders hold fewer than 101 shares of our Common Stock, and approximately 84% of our holders hold fewer than 1,000 shares of our Common Stock. Perhaps because of the small number of shares that they hold, the Board believes that these stockholders have historically been inactive and have not consistently voted their shares at meetings of the stockholders. The Reverse Stock Split is also a matter that could not be voted on by brokers without instruction from the beneficial owners of the shares so even shares beneficially owned by holders of small numbers of shares held in brokerage accounts might be unlikely to be voted. Finally, the Board also noted that the vote of a majority of unaffiliated stockholders was not required under Delaware law.

Holders as of Effective Date; Net Effect After Reverse Stock Split

         Stockholders holding fewer than 101 pre-split shares of Common Stock will be cashed out at a price of $0.10 per share, and the holdings of all other stockholders will be reduced on a 1-for-101 basis. Any stockholders whose shares are cashed out will have no continuing equity interest in the Company.

         NOMINEES AND BROKERS ARE EXPECTED TO DELIVER TO THE EXCHANGE AGENT THE BENEFICIAL OWNERSHIP POSITIONS THEY HOLD. HOWEVER, IF YOU ARE A BENEFICIAL OWNER OF COMMON STOCK WHO IS NOT THE RECORD HOLDER OF THOSE SHARES AND WISH TO ENSURE THAT YOUR OWNERSHIP POSITION IS ACCURATELY DELIVERED TO THE COMPANY'S EXCHANGE AGENT, YOU SHOULD INSTRUCT YOUR BROKER OR NOMINEE TO TRANSFER YOUR SHARES INTO A RECORD ACCOUNT IN YOUR NAME. NOMINEES AND BROKERS MAY HAVE REQUIRED PROCEDURES THEREFORE, SUCH HOLDERS SHOULD CONTACT THEIR NOMINEES AND BROKERS TO DETERMINE HOW TO EFFECT THE TRANSFER IN A TIMELY MANNER PRIOR TO THE EFFECTIVE DATE OF THE REVERSE STOCK SPLIT.

         The proposed Certificate of Amendment is attached as Annex A to this Information Statement. The Reverse Stock Split will become effective upon the filing of the proposed Certificate of Amendment with the Office of the Secretary of State of the State of Delaware.

Exchange of Certificates for Cash Payment or Shares

         We will file the Certificate of Amendment with the Office of the Secretary of State of the State of Delaware and effect the amendment set forth in Annex A to this Information Statement. The Reverse Stock Split will become effective at the times set forth in the Certificate of Amendment.  Mountain Share Transfer of Broomfield, Colorado, has been appointed as the Exchange Agent to carry out the exchange of certificates for cash.

         As soon as practicable after the Effective Date, record holders holding fewer than 101 shares will be notified and asked to surrender their certificates representing shares of Common Stock to the Exchange Agent. Record holders owning fewer than 101 shares of Common Stock on the Effective Date will receive in exchange a cash payment in the amount of $0.10 per pre-split share.

         If the Reverse Stock Split is effected, any stockholder owning fewer than 101 shares of the currently outstanding Common Stock will cease to have any rights with respect to our Common Stock, except to be paid in cash, as described in this Information Statement. No interest will be paid or accrued on the cash payable to holders of fewer than 101 shares after the Reverse Stock Split is effected.

         No service charges will be payable by stockholders in connection with the exchange of certificates for cash, all expenses of which will be borne by the Company.

         Nominees (such as a bank or broker) may have required procedures, and a stockholder holding Common Stock in street name should contact his, her or its nominee to determine how the Reverse Stock Split will affect them. The Exchange Agent appointed by us to carry out the exchange has informed us that nominees are expected to provide beneficial ownership positions to them so that beneficial owners may be treated appropriately in effecting the Reverse Stock Split. However, if you are a beneficial owner of fewer than 101 shares of Common Stock, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner to ensure that you will be considered a holder of record prior to the Effective Date, which is anticipated to be on or after March __, 2009, the date twenty (20) calendar days after the date we anticipate that this Information Statement will first be mailed to our stockholders. A stockholder holding fewer than 101 shares of Common Stock in street name who does not transfer shares into a record account in a timely manner may not have his or her shares cashed out in connection with the Reverse Stock Split. For instance, such stockholder's shares may not be cashed out if such stockholder's nominee is a record holder of an aggregate of 100 or more shares of Common Stock, holds shares for multiple stockholders in street name and does not provide such beneficial ownership positions in a timely manner to the Exchange Agent.

         In the event that any certificate representing shares of Common Stock is not presented for cash upon request by us, the cash payment will be administered in accordance with the relevant state abandoned property laws.  Until the cash payments have been delivered to the appropriate public official pursuant to the abandoned property laws, such payments will be paid to the holder thereof or his or her designee, without interest, at such time as the shares of Common Stock have been properly presented for exchange.

Appraisal Rights

         No appraisal rights are available under either the Delaware General Corporation Law or our Certificate of Incorporation to any stockholder.

FINANCING OF THE REVERSE STOCK SPLIT

         Completion of the Reverse Stock Split will require approximately $58,000 which includes, in addition to the cost to cash out fractional shares of Common Stock, advisory, legal, financial, accounting, printing, mailing and other fees and costs related to the transaction. As a result, we will have decreased working capital following the Reverse Stock Split which may have a material effect on our capitalization, liquidity, results of operations and cash flow. The costs of the transaction and related fees and expenses will be paid from currently available cash held by us. You should read the discussion under the caption "Costs of the Reverse Stock Split" below for a description of the fees and expenses we expect to incur in connection with the transaction.

COSTS OF THE REVERSE STOCK SPLIT

         The following is an estimate of the costs incurred or expected to be incurred by us in connection with the Reverse Stock Split. Final costs of the transaction may be more or less than the estimates shown below. We will be responsible for paying these costs. Please note that the following estimate of costs does not include the cost of cashing out fractional shares of Common Stock pursuant to the Reverse Stock Split.

Legal Fees	$25,000
Transfer and Exchange Agent Fees	$5,000
Filing Fees	$5,000
Printing and Mailing Costs	$15,000
Total	$50,000

INTERESTS OF CERTAIN PERSONS

         The Company pays Daniel W. Rumsey, a member of our Board of Directors, $60,000 per year to provide certain legal and related services to the Company, and to serve as the Company’s Secretary.   In addition, during 2008, the Company paid SEC Connect, LLC, an EDGAR filing agent founded by Mr. Rumsey, $3,800, and anticipates paying SEC Connect $7,000 for EDGAR filing services during 2009.

           On December 31, 2008, the Company entered into a Series A Preferred Purchase Agreement with Vicis Capital Master Fund (“Vicis”), pursuant to which we issued 350 shares of our 10% Cumulative Perpetual Series A Preferred Stock (“Series A Shares”) for $10,000 per Series A Share, resulting in gross proceeds to the Company of $3.5 million.  In addition, the Company issued 28,500 shares of its Common Stock to Vicis for each Series A Share purchased, resulting in the issuance of 9,975,000 shares of Common Stock in the aggregate.  As a result of the issuance, together with Vicis’ other holdings of Common Stock, Vicis owns approximately 13.8 million shares of our Common Stock, representing approximately 32.5% of our Common Stock issued and outstanding.

CONDUCT OF THE COMPANY'S BUSINESS AFTER THE REVERSE STOCK SPLIT

         We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this Information Statement, the Reverse Stock Split is not anticipated to have any effect upon the conduct of our business. We expect to realize time and cost savings as a result of terminating our public company status. When the Reverse Stock Split is consummated, all persons owning fewer than 101 shares of Common Stock at the effective time of the Reverse Stock Split will no longer have any equity interest in, and will not be stockholders of, the Company, and therefore will not participate in our future potential earnings and growth.

         When the Reverse Stock Split is effected, we believe that, based on our stockholder records, approximately 195 record holders will remain as record holders of Common Stock, beneficially owning 100% of the outstanding Common Stock. Stockholders who currently beneficially own approximately 99.99% of the outstanding Common Stock will beneficially own 100% of the outstanding Common Stock after the Reverse Stock Split. See also information under the caption "Security Ownership of Certain Beneficial Owners and Management" in this Information Statement. When the Reverse Stock Split is effected, our executive officers will beneficially own approximately 1.41% of the outstanding Common Stock.

          We plan, following the consummation of the Reverse Stock Split, to become a privately-held company. The registration of our Common Stock under the Exchange Act will be terminated and our Common Stock will cease to be listed on the OTC Bulletin Board. In addition, because our Common Stock will no longer be publicly held, we will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act and our officers and directors and stockholders owning more than 10% of our Common Stock will be relieved of the stock ownership reporting requirements and "short swing" trading restrictions under Section 16 of the Exchange Act. Further, we will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing information with the Commission. Among other things, the effect of this change will be to enable us to realize time and cost savings from not having to comply with the requirements of the Exchange Act.

         Other than as described in this Information Statement, neither we nor our management has any current plans or proposals to (i) effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; (ii) to sell or transfer any material amount of our assets; (iii) to change our Board or management; (iv) to change materially our indebtedness or capitalization; or (v) otherwise to effect any material change in our corporate structure or business.

RECOMMENDATION OF THE BOARD; FAIRNESS OF THE REVERSE STOCK SPLIT

         The Board believes that the Reverse Stock Split is fair to our unaffiliated stockholders, including those whose interests are being cashed out pursuant to the Reverse Stock Split and those who will retain an equity interest in the Company subsequent to the consummation of the Reverse Stock Split. The discussion set forth in this Information Statement under the captions "Special Factors - Reasons for and Purposes of the Reverse Stock Split," "Special Factors - Strategic Alternatives Considered," "Special Factors - Background of the Reverse Stock Split" and "Special Factors - Effects of the Reverse Stock Split" summarizes the material factors, both positive and negative, considered by the Board in reaching their fairness determination.  For the reasons described above under the caption "Special Factors - Fairness of the Reverse Stock Split to Stockholders - Procedural Fairness to All Stockholders," the Board also believes that the process by which the transaction has been approved is fair to all unaffiliated stockholders, including those whose interests are being cashed out pursuant to the Reverse Stock Split and those who will retain an equity interest in the Company subsequent to the consummation of the Reverse Stock Split.

         In consideration of the factors discussed under the captions "Special Factors - Reasons for and Purposes of the Reverse Stock Split," "Special Factors - Strategic Alternatives Considered," "Special Factors - Background of the Reverse Stock Split," "Special Factors - Effects of the Reverse Stock Split" and "Recommendation of the Board; Fairness of the Reverse Stock Split" in this Information Statement, the Board approved the Reverse Stock Split by a unanimous vote of the Board, submitted the Reverse Stock Split to a vote of the requisite number of stockholders holding sufficient shares to approve the transaction and recommended that such stockholders vote for approval and adoption of the Certificate of Amendment and the payment of cash of $0.10 per pre-split share to record holders who hold fewer than 101 shares as described above.  Brian M. Carter, the only member of the Board who owns, or controls directly or indirectly, shares of our Common Stock, as well as Vicis Capital Master Fund, has voted their shares, or caused all such controlled shares to be voted, in favor of the Reverse Stock Split.

Fairness Determination by Vicis Capital Master Fund

        Vicis Capital Master Fund who has been deemed a "filing person" for purposes of Schedule 13E-3, has adopted the analysis and conclusions of our Board regarding the material factors upon which it was determined that the Reverse Stock Split is procedurally and substantively fair to our unaffiliated stockholders, both to stockholders who will receive cash payments in connection with the Reverse Stock Split and will not be continuing stockholders of the Company and to stockholders who will retain an equity interest in the Company.

Reservation of Rights

         Although the Reverse Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Reverse Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse Stock Split is in the best interests of the Company and its stockholders.

         The Board presently believes that the Reverse Stock Split is in the best interests of the Company, our stockholders being cashed out pursuant to the Reverse Stock Split and our stockholders who will retain an equity interest in the Company subsequent to the consummation of the Reverse Stock Split, and thus recommended a vote for the proposed Certificate of Amendment. Nonetheless, the Board believes that it is prudent to recognize that, between the date of this Information Statement and the date that the Reverse Stock Split will become effective, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Reverse Stock Split at that time or on the terms currently proposed.  Such factual circumstances could include a superior offer to our stockholders, a material change in our business or litigation affecting our ability to proceed with the Reverse Stock Split. If the Board decides to withdraw or modify the Reverse Stock Split, the Board will notify the stockholders of such decision promptly in accordance with applicable rules and regulations.

FINANCIAL STATEMENTS

         We “incorporate by reference” in this Information Statement certain documents that the Company has filed with the Commission.  This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this Information Statement, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.  Any statement contained in a document incorporated by reference in this Information Statement will be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained in this Information Statement or in any other subsequently filed document that also is incorporated in this Information Statement modifies or replaces such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.  We incorporate by reference the documents listed below:

•	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007; and

•	Quarterly Report on Form 10-Q for the period ended September 30, 2008.
          These incorporated documents are available without charge to stockholders upon written or oral request to the Company.  Please see the caption “Available Information” below for information on requesting these documents.

Price Range of Common Stock; Dividends; Trading Volume

         Our Common Stock trades on the OTC Bulletin Board under the symbol "WRGI.OB." The following is a schedule of the reported high and low closing bid quotations per share for our Common Stock during the period from January 1, 2007  through March __, 2009, all of which quotations represent prices between dealers, do not include retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

                                          Bid Quotations (rounded to nearest cent)

2009	High	Low
1st Quarter	$-	$-
2008
4th Quarter	$0.10	$0.02
3rd Quarter	$0.15	$0.03
2nd Quarter	$0.40	$0.10
1st Quarter	$0.52	$0.22
2007
4th Quarter	$0.85	$0.30
3rd Quarter	$1.25	$0.40
2nd Quarter	$2.05	$0.86
1st Quarter	$2.57	$1.62

         The source of the foregoing quotations was www.yahoo.com/finance and www.nasdaq.com

         On February 17, 2009, the last trading day prior to the announcement of the Reverse Stock Split, our Common Stock's closing price per share was $0.035. We have not paid or declared any dividends on our Common Stock since inception. Any future declaration and payment of cash dividends will be subject to the discretion of the Board, and will depend upon our results of operations, financial condition, cash requirements, future prospects, changes to tax legislation, and other factors deemed relevant by our Board. We do not intend to pay cash dividends on our Common Stock in the immediate future.

         During the twelve months ended December 31, 2008, our stock traded infrequently, with reported trades occurring on only 134 days, and with an average daily trading volume of 8,564 shares for such 12-month period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information, as of February 6, 2009, concerning beneficial ownership of Common Stock, our only class of equity securities currently outstanding, by (i) the only persons known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock, (ii) all directors, (iii) all named executive officers and (iv) all directors and named executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Commission. Shares of common stock subject to options, warrants or other derivative instruments, such as convertible preferred stock, currently exercisable or exercisable within 60 days of February 6, 2009 are deemed to be outstanding for calculating the percentage of outstanding shares of the person holding these options, warrants or other derivative instruments, but are not deemed outstanding for calculating the percentage of any other person. Percentage of beneficial ownership is based upon (i) 42,521,734 shares of common stock outstanding and (ii) 50,000 shares of Series E Preferred outstanding as of February 6, 2009, as the case may be. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table below has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is c/o World Racing Group, Inc., 7575-D West Winds Boulevard, Concord, North Carolina 28027.

Directors and Named Executive Officers:
Brian M. Carter	300,000	(1)	*
Tom W. Deery	150,000	(1)	*
Benjamin L. Geisler	150,000	(1)	*
Robert F. Hussey	-		-
Daniel W. Rumsey	-		-
Cary J. Agajanian	-		-
Directors and Executive officers as a Group (6 persons)	600,000	(2)	1.41%
5% Holders:
Vicis Capital Master Fund 445 Park Avenue, 16th Floor New York, New York 10022	13,890,465	(3)	32.67%
SDS Capital Group SPC, Ltd. c/o Ogier Fiduciary Services 113 South Church Street, P.O. Box 1234GT George Town, Grand Cayman	3,152,942	(4)	7.41%
Trellus Management Company, LLC 350 Madison Avenue, 9th Floor New York, New York 10017	2,512,500	(5)	5.91%
Matador, Inc. 225 E. 63rd Street, No. 4M New York, NY 10065	3,511,206		8.26%
*Less than 1%

(1)	Shares represent restricted Common Stock granted to the named executive officer in connection with each such officer’s employment agreement.
(2)	Unless otherwise indicated, the business address for each of the Directors and Officers is 7575 West Winds Blvd, Suite D, Concord NC 28027.
(3)
In its Schedule 13G/A filed on January 26, 2009, Vicis Capital LLC reported sole voting and dispositive power over all reported shares, due to its capacity as the investment advisor for Vicis Capital Master Fund, which holds all shares directly.

(4)
In its Schedule 13G filed on February 14, 2008, SDS Capital Group SPC, Ltd. reported sole voting and dispositive power over all reported shares.  SDS Management, LLC, the investment manager of SDS Capital Group SPC Ltd. and Mr. Steven Derby, the sole managing member of SDS Management, LLC, reported shared voting and dispositive power over all reported shares.  Excludes 362,900 shares issuable upon exercise of convertible preferred stock convertible into Common Stock that are subject to so-called 'blocker' provisions prohibiting the holder from converting the convertible preferred stock when the beneficial owner owns more than 9.99% of the issued and outstanding shares of Common Stock.

(5)	In its Schedule 13G filed on May 23, 2008, Trellus Management reported it has shared voting and dispositive power over all reported shares with Mr. Adam Usdan, the President of Trellus Management.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our Certificate of Incorporation provides that we will indemnify and hold harmless our directors, officers, employees and other agents to the fullest extent permitted by the Delaware General Corporation Law.

         In addition, our Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the Delaware General Corporation Law. The provision also does not affect a director's responsibilities under any other law, such as the federal or state securities or environmental laws.

         There is no pending litigation or proceeding involving a director, officer, employee or other agent of ours as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents that we filed with the Commission, File No. 0-18045, are incorporated by reference in this Information Statement, except for any discussion therein of the "safe harbor" protections for forward-looking statements provided under The Private Securities Litigation Reform Act of 1995: (i) the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007; and (ii) the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008.

         All documents and reports that we filed with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement are not incorporated by reference into this Information Statement. New material information, if any, will be provided in an amended Information Statement.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein (or in any other subsequently filed documents which also is deemed to be incorporated by reference herein) modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

AVAILABLE INFORMATION

         We are subject to the informational requirements of the Exchange Act and in accordance with the Exchange Act file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. In addition, these reports, proxy statements and other information are available from the EDGAR filings obtained through the Commission's Internet Website (http://www.sec.gov).

         Our financial statements incorporated herein by reference may be viewed over the Internet at the Commission’s website (http://www.sec.gov) or, if you request them in writing, we will send them to you. Please address any request to Daniel Rumsey, the Company’s Secretary, at the following address: World Racing Group, Inc. 7575 Westwinds Boulevard, Suite D, Concord, North Carolina 28927, 704.795.7223.

By Order of the Board of Directors,

Brian M. Carter
President and Chief Executive Officer

Dated:  March__, 2009

Concord, North Carolina

ANNEX A

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

WORLD RACING GROUP, INC.

         World Racing Group, Inc., a Delaware corporation (the "Corporation"), does hereby certify that:

         FIRST: This Certificate of Amendment amends the provisions of the Corporation's Certificate of Incorporation (the "Certificate of Incorporation").

         SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware and shall become effective at , Eastern Time, on , 2009.

         THIRD: Article 4 of the Certificate of Incorporation is hereby amended by deleting the first full paragraph in its entirety and replacing it with the following:

             The aggregate number of shares of capital stock that the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000), of which One Hundred Million (100,000,000) shall be shares of Common Stock, having  a par value of $0.0001 per share, and Ten Million (10,000,000) shall be shares of Preferred Stock, having a par value of $0.01 per share.  Upon the effectiveness (the "Effective Time") of this Certificate of Amendment to the Certificate of Incorporation adding this paragraph, each One Hundred and One (101) issued shares of Common Stock, par value $0.0001 per share, shall be combined and reclassified into One (1) fully-paid and nonassessable share of Common Stock, par value $0.0001 per share, of the Corporation; provided, however, that in lieu of any fractional  interests in shares of Common Stock to which any stockholder would be entitled, the Corporation shall pay in cash for such fractional interest $0.10 per share held by such stockholder immediately prior to the Effective Time.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officers thereunto duly authorized this day of               , 2009.

By:

Name: Brian M. Carter

Title: President and Chief Executive Officer